Exhibit 10.1

THIRD AMENDMENT TO
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 28th day of July, 2014, by and between SILICON VALLEY BANK, a California corporation (“Bank”), and ACTIVE POWER, INC., a Delaware corporation (“Borrower”).

Recitals

A.            Bank and Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of August 5, 2010 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.            Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.            Borrower has requested that Bank (i) extend the Maturity Date, (ii) add Active Power (Germany) GmbH, a corporation organized under the laws of the Federal Republic of Germany and a Subsidiary of Borrower (the “Additional Borrower”), as a co-borrower under the Loan Agreement, and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.            Although Bank is under no obligation to do so, Bank is willing to (i) extend the Maturity Date, (ii) add the Additional Borrower, as a co-borrower under the Loan Agreement, and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.            Definitions.  Capitalized terms used but not defined in this Amendment, including in its preamble and recitals, shall have the meanings given to them in the Loan Agreement.

2.            Amendments to Loan Agreement.

2.1               Section 2.1.1 (Financing of Accounts). Section 2.1.1 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.1.1          Financing of Accounts, Inventory, and Purchase Orders.

(a)                Availability.

(i)            Accounts Receivable Availability.  Subject to the terms of this Agreement, Borrower may request that Bank finance specific Eligible Accounts.  Bank may, in its good faith business discretion, finance such Eligible Accounts by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Account.  At all times that Borrower is Borrowing Base Eligible, Borrower may request that Bank finance Eligible Accounts on an aggregate basis.  Bank may, in its good faith business discretion, finance Eligible Accounts on an aggregate basis by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the aggregate face amount of the Eligible Accounts.  Bank may, in its sole discretion, change the Advance Rate for a particular Eligible Account on a case by case basis.  When Bank finances an Eligible Account (an “Account Advance”) such Eligible Account becomes a “Financed Receivable”.

(ii)            Inventory Sublimit.  Subject to the terms of this Agreement, at all times that Borrower is Borrowing Base Eligible, Borrower may request that Bank finance specific Eligible Inventory on an aggregate basis.  Bank may, in its good faith business discretion, finance such Eligible Inventory on an aggregate basis by extending credit to Borrower (each an “Inventory Advance”) in an amount not to exceed the lesser of (a) the Inventory Advance Rate multiplied by the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value), or (b) the Inventory Sublimit (the “Maximum Inventory Advance Amount”).  Bank may, in its sole discretion, change the Inventory Advance Rate for Eligible Inventory on a case by case basis.  When Bank makes an Inventory Advance, the Eligible Inventory becomes “Financed Inventory”.  Outstanding Inventory Advances shall reduce availability of Account Advances in accordance with Section 2.1.1(b) below.  If at any time the outstanding Inventory Advances exceed the Maximum Inventory Advance Amount, Borrower shall immediately pay to Bank in cash such excess.

(iii)            Purchase Order Sublimit.  Subject to the terms of this Agreement, at all times that Borrower is Borrowing Base Eligible, Borrower may request that Bank finance specific Eligible Purchase Orders on an aggregate basis.  Bank shall finance such Eligible Purchase Orders on an aggregate basis by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Purchase Order (a “Purchase Order Advance”, together with Account Advance and Inventory Advance, each an “Advance” and collectively the “Advances”).  Bank may, in its sole discretion, change the Advance Rate for a particular Eligible Purchase Order on a case by case basis.  When Bank makes a Purchase Order Advance, the Eligible Purchase Order becomes a “Financed Receivable”.

(b)              Maximum Advances.  The aggregate face amount of all Financed Receivables, Financed Inventory, and Financed Purchase Orders outstanding at any time may not exceed the Facility Amount.  The aggregate principal amount of all Inventory Advances outstanding at any time may not exceed the Inventory Sublimit.  The aggregate principal amount of all Purchase Order Advances outstanding at any time may not exceed the Purchase Order Sublimit.  The aggregate principal amount of all Account Advances with respect to Eligible 91-150 Day Aged Accounts outstanding at any time may not exceed the Eligible 91-150 Day Aged Accounts Sublimit.  In addition and notwithstanding the foregoing, the sum of the aggregate amount of all Account Advances outstanding at any time may not exceed Fifteen Million Dollars ($15,000,000), minus the sum of all outstanding principal amounts of any Inventory Advances, minus the sum of all outstanding principal amounts of any Purchase Order Advances.  Notwithstanding the foregoing, at all times that Borrower is not Sublimit Uncapped Eligible, the aggregate outstanding principal balance of the sum of (A) Inventory Advances used to finance Eligible Inventory, plus (B) Purchase Order Advances used to finance Eligible Purchase Orders may not exceed sixty percent (60%) of the aggregate outstanding principal balance of all Credit Extensions.

(c)               Borrowing Procedure.  Borrower will deliver an Invoice Transmittal for each Eligible Account it offers, and, if at such time Borrower is Borrowing Base Eligible, Borrower shall also deliver a Borrowing Base Certificate for Eligible Accounts, Eligible Inventory, and Eligible Purchase Orders it offers.  Bank may rely on information set forth in or provided with the Invoice Transmittal and Borrowing Base Certificate.  In addition, upon Bank’s request, Borrower shall deliver to Bank any contracts, purchase orders, or other underlying supporting documentation with respect to such Eligible Accounts, Eligible Inventory, and Eligible Purchase Orders.

(d)               Credit Quality; Confirmations.  Bank may, at its option, conduct a credit check of the Account Debtor for each Account, Inventory, or Purchase Order requested by Borrower for financing hereunder to approve any such Account Debtor’s credit before agreeing to finance such Account, Inventory, or Purchase Order.  Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, Inventory, or Purchase Orders (including confirmations of Borrower’s representations in Sections 5.3 and 5.11 of this Agreement) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion.

(e)               Accounts Notification/Collection.  Bank may notify any Account Debtor of Bank’s security interest in the Borrower’s Accounts, Inventory, and Purchase Order, and verify and/or collect them

(f)               Early Termination.  This Agreement may be terminated prior to the Maturity Date as follows:  (i) by Borrower, effective three Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, without notice, effective immediately.  If this Agreement is terminated (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrower for any reason, Borrower shall pay to Bank a non refundable termination fee in an amount equal to (y) Sixty-Seven Thousand Five Hundred Dollars ($67,500) if this Agreement is terminated on or before the twenty-fourth (24th) month after the Third Amendment Effective Date or (z) Thirty-Two Thousand Five Hundred Dollars ($32,500) if this Agreement is terminated at anytime thereafter (the “Early Termination Fee”).  The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.  Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank closes on the refinance and re-documentation of this Agreement under another division of Bank (in its sole and exclusive discretion) prior to the Maturity Date.

(g)               Maturity.  All Obligations outstanding hereunder with respect to Advances shall be immediately due and payable in full on the Maturity Date.

(h)              Suspension of Advances.  Borrower’s ability to request that Bank finance Eligible Accounts, Eligible Inventory, and Eligible Purchase Orders hereunder will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the Effective Date.

(i)                End of Borrowing Base Eligible Status.  Upon Borrower ceasing to be Borrowing Base Eligible as measured on the last day of each Reconciliation Period, Borrower shall deliver to Bank, as soon as possible, but in no event more than one (1) Business Day after such Reconciliation Period, an Invoice Transmittal containing detailed invoice reporting, signed by a Responsible Officer together with a current accounts receivable aging and a copy of each invoice, all in accordance with Section 6.2 hereof.  If the outstanding principal amount of the Obligations exceeds the amount of Advances available against Eligible Accounts (as determined by Bank), Borrower shall immediately pay to Bank the excess and, in connection with same, hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank or any of Bank’s Affiliates for the amount of such excess.

(j)                Purchase Order Conversion.  Upon issuance of an invoice for each Eligible Purchase Order which is a Financed Receivable (the “Purchase Order Conversion”), Borrower shall deliver to Bank, as soon as possible, but in no event more than one (1) Business Day after such issuance, an Invoice Transmittal containing detailed invoice reporting, signed by a Responsible Officer together with a current accounts receivable aging and a copy of such invoice, all in accordance with Section 2.1.1(c) hereof and such Purchase Order Advance shall thereafter be deemed an Account Advance.  If the outstanding principal amount of the Advances would exceed the amount available against such Eligible Account (as determined by Bank), Borrower shall immediately pay to Bank the excess and, in connection with same, hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank or any of Bank’s Affiliates for the amount of such excess.

2.2               Section 2.1.3 (Foreign Exchange).  Section 2.1.3 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.1.3          Reserved.

2.3               Section 2.2.1 (Collections).  Section 2.2.1 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.2.1         Collections.  Collections will be credited to the Financed Receivable Balance for such Financed Receivable, but if there is an Event of Default, Bank may apply Collections to the Obligations in any order it chooses, provided, however, when Borrower is Borrowing Base Eligible, Collections will be credited to Borrower’s primary operating account at Bank (for the avoidance of doubt, all Collections shall be directed to the Lockbox in accordance with Section 2.2.7 below, even when Borrower is Borrowing Base Eligible).  If Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable and, if there is no Event of Default then existing, the excess will be remitted to Borrower, subject to Section 2.2.7 of this Agreement.

2.4               Section 2.2.2 (Facility Fee).  Section 2.2.2 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.2.2          Facility Fee.  A fully earned, non-refundable facility fee of (a) Sixty-Seven Thousand Five Hundred Dollars ($67,500) is due on the Third Amendment Effective Date (the “Initial Facility Fee”), (b) Sixty-Seven Thousand Five Hundred Dollars ($67,500) is due on July 28, 2015 (the “First Anniversary Facility Fee”), unless this Agreement has been terminated prior to such date pursuant to Section 2.1.1(f) of this Agreement, and (c) Sixty-Seven Thousand Five Hundred Dollars ($67,500) is due on July 28, 2016 (the “Second Anniversary Facility Fee”; together with the Initial Facility Fee and the First Anniversary Facility Fee, collectively, the “Facility Fee”), unless this Agreement has been terminated prior to such date pursuant to Section 2.1.1(f) of this Agreement.

2.5               Section 2.2.3 (Finance Charges).  Section 2.2.3 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.2.3          Finance Charges.

(a)            Account Finance Charges.  In computing Finance Charges on the Obligations under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations three (3) Business Days after receipt of the Collections, provided, however, at all times that Borrower is Borrowing Base Eligible all Collections received by Bank shall be deemed applied by Bank on account of the Obligations on the same day on which the Collections are received by Bank.  Borrower will pay a finance charge (the “Account Finance Charge”) as follows: (a) at all times that Borrower is Borrowing Base Eligible, on the outstanding principal balance of each Account Advance which is equal to the Applicable Rate divided by three hundred sixty (360) multiplied by the number of days each such Account Advance is outstanding multiplied by the outstanding principal balance of such Account Advance and (b) at all other times with respect to Account Advances, on the Financed Receivable Balance which is equal to the Applicable Rate divided by three hundred sixty (360) multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance.  The Account Finance Charge is payable when the Account Advance made based on such Financed Receivable is repaid in accordance with Section 2.3.1(a) of this Agreement; provided, however, when Borrower is Borrowing Base Eligible, all such Finance Charges shall be payable monthly (a) on the first (1st) calendar day of each Reconciliation Period for the prior Reconciliation Period and (b) with respect to a Purchase Order Advance, on the first (1st) calendar day of each Reconciliation Period for the prior Reconciliation Period.

(b)            Inventory Finance Charges.  Borrower will pay a finance charge (the “Inventory Finance Charge”; together with the Account Finance Charge, collectively, the “Finance Charges”) on the Aggregate Net Financed Inventory Value which is equal to the Applicable Rate divided by three hundred sixty (360) multiplied by the number of days the Inventory Advance is outstanding multiplied by the Aggregate Net Financed Inventory Value.  The Inventory Finance Charge is payable in accordance with Section 2.3.1(b) of this Agreement.

(c)            Default Rate.  Upon the occurrence and during the continuance of an Event of Default, the Account Applicable Rate and the Inventory Applicable Rate will increase an additional five percent (5.0%) per annum (the “Default Rate”) effective at Bank’s election upon the occurrence of such Event of Default.

(d)            Minimum Finance Charge.  In the event that the aggregate amount of Finance Charges earned by Bank in any Reconciliation Period is less than the Minimum Finance Charge, Borrower shall pay to Bank an additional Finance Charge equal to (i) the Minimum Finance Charge minus (ii) the aggregate amount of all Finance Charges earned by Bank in such Reconciliation Period.  Such additional Finance Charge shall be payable on the first day of the next Reconciliation Period.

2.6               Section 2.2.4 (Collateral Handling Fee Fee).  Section 2.2.4 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.2.4          Reserved.

2.7               Section 2.2.7 (Lockbox; Account Collection Services).  Section 2.2.7 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.2.7          Lockbox, Account Collection Services.

(a)            Borrower shall direct each domestic Account Debtor to remit payments with respect to the Accounts, Inventory, and Purchase Orders to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”).  Upon receipt by Borrower of any proceeds of Accounts, Inventory, and Purchase Orders, Borrower shall immediately transfer and deliver same to the Lockbox.

(b)            At all times that Borrower is Borrowing Base Eligible, all Collections and proceeds with respect to Inventory and Purchase Orders will be credited to Borrower’s primary operating account at Bank on the same day on which the Collections are received by Bank.  At all times that Borrower is not Borrowing Base Eligible, provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within three (3) days of receipt of any proceeds of the Accounts, Inventory, and Purchase Orders by Bank (whether received by Bank in the Lockbox, directly from Borrower, or otherwise), Bank will turn over to Borrower such proceeds, other than (i) Collections applied by Bank pursuant to Section 2.2.1 of this Agreement and (ii) such proceeds which shall be used by Bank to repay any other amounts due to Bank, such as the Finance Charge, the Facility Fee, and Bank Expenses.  This Section 2.2.7(b) does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein.  All Accounts, Inventory, and Purchase Orders and the proceeds thereof are Collateral, and if an Event of Default occurs, Bank may, without notice, apply the proceeds of such Accounts Inventory, and Purchase Orders to the Obligations.

(c)            Borrower and Guarantor shall direct each foreign Account Debtor to remit payments with respect to foreign Accounts to a blocked account established with RBS that Bank controls (the “RBS Account”).  At all times that Borrower is Borrowing Base Eligible, all Collections will be credited to Borrower’s or Guarantor’s primary operating account at Bank on the same day on which the Collections are received by Bank (or as agreed to by Borrower and Bank).  At all times that Borrower is not Borrowing Base Eligible, provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within three (3) days of receipt of any proceeds of the Accounts by Bank (whether received by Bank in the Lockbox, directly from Borrower, or otherwise), Bank will turn over to Borrower or Guarantor such proceeds, other than (i) Collections applied by Bank pursuant to Section 2.2.1 of this Agreement and (ii) such proceeds which shall be used by Bank to repay any other amounts due to Bank, such as the Finance Charge, the Facility Fee, and Bank Expenses.  This Section 2.2.7(c) does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein.  All Accounts, Inventory, and Purchase Orders and the proceeds thereof are Collateral, and if an Event of Default occurs, Bank may, without notice, apply the proceeds of such Accounts, Inventory, and Purchase Orders to the Obligations.

2.8               Section 2.3.1 (Repayment).  Section 2.3.1 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.3.1          Repayment.

(a)            Account Advances.  Borrower will repay each Account Advance on the earliest of:  (a) the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (b) the date on which the Financed Receivable is no longer an Eligible Account, (c) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable otherwise remains an Eligible Account), (d) the date on which there is a breach of any representation or warranty in Section 5.3 of this Agreement, or (e) the Maturity Date (including any early termination).  Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such Account Advance and all other amounts then due and payable hereunder.  Notwithstanding the foregoing, at any time that Borrower is Borrowing Base Eligible, (x) Borrower will repay each Account Advance on the earliest to occur of (i) the Maturity Date (including any early termination), or (ii) when required to be repaid under Section 2.1.1(i); and (y) at any time that the aggregate outstanding principal amount of the Advances exceeds the amount of Account Advances available against Eligible Accounts (as determined by Bank), Borrower shall immediately pay to Bank the excess.  Borrower may prepay any Account Advances hereunder at any time without premium or penalty.

(b)            Inventory Advances.  Borrower will repay the Inventory Advances on the earlier of: (i) the date on which the outstanding principal amount of the aggregate Inventory Advances exceeds the Maximum Inventory Advance Amount, to the extent of such excess, (ii) the date on which there is a breach of any warranty or representation set forth in Section 5.11, (iii) when required to be repaid under Section 2.1.1(i), or (iv) the Maturity Date (including any early termination).  Accrued Inventory Finance Charges shall be payable on the first (1st) day of each month for the immediately preceding Reconciliation Period.  Each payment will also include all accrued and unpaid Inventory Finance Charges with respect to such Inventory Advance and all other amounts then due and payable hereunder.  Borrower may prepay any Inventory Advances hereunder at any time without premium or penalty.

(c)            Purchase Order Advances.  Borrower will repay each Purchase Order Advance on the earliest of:  (i) the date on which the Financed Receivable is no longer an Eligible Purchase Order, (ii) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable otherwise remains an Eligible Purchase Order), (iii) the date on which there is a breach of any representation or warranty in Section 5.3 of this Agreement, (iv) when required to be repaid under Section 2.1.1(j), (v) when required to be repaid under Section 2.1.1(i), or (vi) the Maturity Date (including any early termination).  Each payment will also include all accrued Finance Charges with respect to such Advance and all other amounts then due and payable hereunder.  Notwithstanding the foregoing, at any time that the aggregate outstanding principal amount of the Purchase Order Advances exceeds the Purchase Order Sublimit or the amount of Purchase Order Advances available against Eligible Purchase Orders (as determined by Bank), Borrower shall immediately pay to Bank the excess.  Borrower may prepay any Purchase Order Advances hereunder at any time without premium or penalty.

2.9               Section 2.4 (Power of Attorney).  Section 2.4 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

2.4               Power of Attorney.  Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank to:  (a) following the occurrence of an Event of Default, (i) sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables or Financed Inventory; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables or Financed Inventory, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; and (iii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; and (b) when Borrower is not Borrowing Base Eligible, (i)  notify all Account Debtors to pay Bank directly; (ii) receive, open, and dispose of mail addressed to Borrower; (iii) endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to any of the Loan Documents); and (iv) execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables, the Financed Inventory, and Collateral and do all acts and things necessary or prudent, as determined solely and exclusively by Bank, to protect or preserve, Bank’s rights and remedies under the Loan Documents, as directed by Bank.

2.10            Section 3.2 (Conditions Precedent to All Credit Extensions).  Sections 3.2(a) and (b) of the Loan Agreement are hereby amended by deleting each in its entirety and replacing each with the following:

(a)               receipt of (i) the Invoice Transmittal and (ii) a Borrowing Base Certificate at all times Borrower is Borrowing Base Eligible;

(b)               Bank shall have (at its option), if Borrower is not Borrowing Base Eligible, conducted the confirmations and verifications as described in Section 2.1.1(d) of this Agreement;

2.11            Section 4.1 (Grant of Security Interest).  The last two paragraphs of Section 4.2 of the Loan Agreement are hereby amended by deleting each in its entirety and replacing each with the following:

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement), provided, however, that notwithstanding the foregoing, at all times that Borrower is not Borrowing Base Eligible, Borrower shall provide cash collateral acceptable to Bank in its good faith business judgment to secure all outstanding Bank Services, including without limitation all cash management services, all Letters of Credit, all FX Contracts, and all corporate credit cards.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.  In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any.  In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred percent (100%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its business judgment), to secure all of the Obligations relating to such Letters of Credit.

2.12            Section 5.3 (Financed Receivables).  Clauses (a) and (e) of the Section 5.3 of the Loan Agreement are hereby amended by deleting each in its entirety and replacing each with the following:

(a)              Such Financed Receivable is an Eligible Account or Eligible Purchase Order;

(e)              Each Financed Receivable is based on an actual Purchase Order or sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

2.13            Section 5.9 (Tax Returns and Payments; Pension Contributions).  Section 5.9 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

5.9            Tax Returns and Payments; Pension Contributions.  Borrower and each Subsidiary have timely filed all required material tax returns and reports, and Borrower and each Subsidiary have timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each Subsidiary. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Except as set forth in Schedule 5.9 attached hereto, Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional material taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

2.14            Section 5.11 (Eligible Inventory).  Section 5.11 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

5.11            Financed Inventory.  For any Financed Inventory, such Financed Inventory (a) consists of raw material components or finished goods, in good, new, and commercially re-sellable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, supplies, slow moving, otherwise reserved in any manner, or any other items at Bank’s sole discretion, (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; and (e) is located at the address set forth in Section 10 hereof or another address within the United States where Bank has obtained a Landlord Consent or Bailee Agreement from the owner thereof.

2.15            Section 6.2 (Financial Statements, Reports, Certificates).  Sections 6.2(e), (f), and (g) of the Loan Agreement are hereby amended by deleting each in its entirety and replacing each with the following:

(e)            Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, an aged listing of accounts receivable and accounts payable by invoice date, and a Deferred Revenue report, in each case, in form and detail reasonably acceptable to Bank.

(f)            At all times that Borrower is Borrowing Base Eligible, provide Bank within thirty (30) days following each Reconciliation Period, a Borrowing Base Certificate signed by a Responsible Officer of Borrower.

(g)            Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, (i) monthly perpetual inventory reports for Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are reasonably requested by Bank in its good faith business judgment and (ii) a backlog report, in form and detail reasonably acceptable to Bank.

2.16            Section 6.2 (Financial Statements, Reports, Certificates).  Section 6.2 of the Loan Agreement is hereby amended by adding Sections 6.2(h) and 6.2(i) each in its entirety immediately after Section 6.2(g) of the Loan Agreement as follows:

(h)            Provide Bank with, as soon as available, (i) but no later than thirty (30) days following each Reconciliation Period, a Purchase Order report, in form and detail reasonably acceptable to Bank and (ii) notification upon issuance of a formal invoice on any Eligible Purchase Order which is a Financed Receivable.

(i)            At all times that Borrower is Borrowing Base Eligible, provide Bank within thirty (30) days following each Reconciliation Period, a Purchase Order and Inventory Tracking Report signed by a Responsible Officer of Borrower.

2.17            Section 13 (Definitions).

(a)                The following terms and their respective definitions set forth in Section 13.1 of the Loan Agreement are hereby amended by deleting them in their entirety and replacing them with the following:

“Advance” is defined in Section 2.1.1(iii).

“Advance Rate” is (a) with respect to Eligible Accounts, eighty percent (80%) of Eligible Accounts, (b) with respect to Eligible Foreign Accounts, (i) eighty percent (80%) of Eligible Foreign Accounts (other than Unhedged Eligible Foreign Accounts), and (ii) seventy percent (70%) for Unhedged Eligible Foreign Accounts, and (c) with respect to Eligible Purchase Orders, forty percent (40%) of Eligible Purchase Orders, in each case, net of any offsets related to each specific Account Debtor, or such other percentage as Bank establishes under Section 2.1.1 of this Agreement.

“Applicable Rate” is (a) while Borrower is not Borrowing Base Eligible, for all Account Advances a floating per annum rate equal to the Prime Rate plus one and two tenths of one percent (1.20%) and (b) while Borrower is Borrowing Base Eligible, for all Account Advances, Inventory Advances, and Purchase Order Advances a floating per annum rate equal to the Prime Rate plus one half of one percent (0.50%).

“Collections” are all funds received by Bank from or on behalf of an Account Debtor for Financed Receivables and Financed Inventory.

“Credit Extension” is any Advance, Inventory Advance, Purchase Order Advance, or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Eligible Foreign Accounts” are Accounts for which Bank has a first priority, perfected security interest or other enforceable Lien in such Accounts under all applicable laws, including foreign laws and which (a) otherwise satisfy the definition of Eligible Accounts, (b) are billed and payable in the United Kingdom or Germany, (c) are due and owing from Account Debtors located in the United States, United Kingdom, Germany, or other countries Bank approves of in writing on a case-by-case basis in its sole discretion, and (d) at no time will total Account Advances made against such Accounts exceed Five Million Dollars ($5,000,000).

“Facility Amount” is Eighteen Million Seven Hundred Fifty Thousand Dollars ($18,750,000).

“Financed Inventory” is defined in Section 2.1.1(a)(ii).  Financed Inventory stops being Financed Inventory (but remains Collateral) when the Inventory Advance made for the Financed Inventory has been fully paid.

“Financed Receivables” are all those Eligible Accounts and Eligible Purchase Orders, including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1 of this Agreement.  A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

“Inventory Advance” is defined in Section 2.1.1(a)(ii).

“Inventory Advance Rate” is fifty percent (50%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value), or such other percentage as Bank establishes under Section 2.1.1 of this Agreement.

“Inventory Sublimit” is an Inventory Advance or Inventory Advances in an amount equal to Four Million Dollars ($4,000,000).

“Liquidity Ratio” means a ratio of (a) unrestricted cash, cash equivalents and marketable securities, in each case, on which Bank has a perfected security interest, plus the aggregate amount of Eligible Accounts and Eligible Foreign Accounts, to (b) all Obligations (other than Obligations which are cash secured to Bank’s reasonable satisfaction) owing from Borrower to Bank.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the UK Secured Guaranty Documents, the Joinder Agreement, the IP Agreement, German Security Documents, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

“Maturity Date” is August 5, 2017.

(b)                 Clauses (a), (d), and (n) of the definition of “Eligible Accounts” set forth in Section 13.1 of the Loan Agreement are hereby amended by deleting each in its entirety and replacing each with the following:

(a)            Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms, other than, at all times that Borrower is Borrowing Base Eligible, Eligible 91-150 Day Aged Accounts;

(d)            (x) At all times that Borrower is Borrowing Base Eligible, Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed thirty-five (35%) of all Accounts (except for Accounts of Hewlett Packard, for which such percentage shall be forty percent (40%) and such other Accounts approved by Bank in writing on a case-by-case basis in its sole discretion) and (y) at all times that Borrower is not Borrowing Base Eligible, no concentration limit with respect to Accounts shall be imposed;

(n)            Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue), unless such Accounts are otherwise approved by Bank in writing on a case-by-case basis in its sole discretion;

(c)                The following terms and their respective definitions are hereby added in alphabetical order to Section 13.1 of the Loan Agreement as follows:

“Active Power Germany” means Active Power (Germany) GmbH, a limited liability company formed and organized under the laws of the Federal Republic of Germany, registered with the Commercial Register of the local court of Gottingen under registration number HRB 200125, a wholly-owned Subsidiary of Active Power (Switzerland) AG, which in turn is a wholly-owned Subsidiary of Active Power US and a Borrower hereunder.

“Active Power US” means Active Power, Inc., a Delaware corporation and a Borrower hereunder.

“Additional Borrower” means each Person that has executed and delivered a Joinder Agreement that has been accepted and approved by the Bank.

“Aggregate Net Financed Inventory Value” is, at any time, the aggregate value (determined as of the funding date of each Inventory Advance) of all Financed Inventory multiplied by the Inventory Advance Rate.

“Borrower” means the Borrower as set forth on the cover page of this Agreement and each Additional Borrower.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Borrowing Base Eligible” means any period of time during which Borrower maintained a Liquidity Ratio of equal to or greater than 1.75:1.00 at all times for at least sixty (60) consecutive days; provided that (i) Borrower will be Borrowing Base Eligible if Borrower achieves a Liquidity Ratio of equal to or greater than 1.75:1.00 as a result of the sale of Borrower’s equity securities and (ii) Bank reserves the right to calculate the Liquidity Ratio on a pro forma basis; provided, further, however, Borrower shall not be Borrowing Base Eligible during the continuance of an Event of Default.

“Eligible 91-150 Day Aged Accounts” are Accounts for which Bank has a first priority, perfected security interest or other enforceable Lien in such Accounts under all applicable laws, including foreign laws and which (a) otherwise satisfy the definition of Eligible Accounts and (b) that the Account Debtor has paid after ninety (90) days, but within one hundred fifty (150) days of invoice date regardless of invoice payment period terms.

“Eligible 91-150 Day Aged Accounts Sublimit” is an Account Advance or Account Advances with respect to Eligible 91-150 Day Aged Accounts in an amount equal to Two Million Dollars ($2,000,000).

“Eligible Inventory” means Inventory that meets all of Borrower's representations and warranties in Section 5.11 and is otherwise acceptable to Bank in all respects, but specifically excluding finished flywheels and excluding any Inventory relating to a Financed Purchase Order, provided, however, finished flywheels supported by an Eligible Purchase Order may be approved by Bank in writing on a case-by-case basis in its sole discretion.

“Eligible Purchase Orders” are Purchase Orders received in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, have been, at the option of Bank, confirmed in accordance with Section 2.1.1(e) and will result in the creation of an Account due and owing from one or more of Borrower’s Account Debtors.  Without limiting the fact that the determination of which Purchase Orders are eligible hereunder is a matter of Bank discretion in each instance, Eligible Purchase Orders shall not include the following Purchase Orders (which listing may be amended or changed in Bank’s discretion with notice to Borrower):

(a)            Purchase Orders not due for shipment and invoicing within one hundred twenty (120) days;

(b)            Purchase Orders which, when shipped and invoiced, would not be an Eligible Account;

(c)            Purchase Orders with respect to which Borrower has received upfront payments (but only to the extent of such upfront payments);

(d)            Purchase Orders for which Borrower owes the Account Debtor, but only up to the amount owed;

(e)            Purchase Orders which include Inventory for which Bank has made an Inventory Advance (i.e. Financed Inventory); and

(f)            Purchase Orders which are unacceptable to Bank for any reason.

“German Account Pledge Agreement” is that certain Account Pledge Agreement, dated within thirty (30) days after the Third Amendment Effective Date, by and between Active Power Germany and Bank, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“German Security Agreement” is that certain Security Assignment Agreement, dated within thirty (30) days after the Third Amendment Effective Date, by and between Active Power Germany and Bank, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“German Security Documents” are those certain German Security Agreement, German Account Pledge Agreement, and any other security agreement entered into by a German Obligor, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Germany” means the Federal Republic of Germany.

“Inventory Advance” is defined in Section 2.1.1(a)(ii) of this Agreement.

“Joinder Agreement” means an Additional Borrower Joinder Supplement in substantially the form attached hereto as Exhibit E, with the blanks appropriately completed and executed and delivered by the Additional Borrower to the Bank.

“Maximum Inventory Advance Amount” is defined in Section 2.1.1(a)(ii).

“Purchase Order” shall mean a purchase order received by Borrower from a customer.

“Purchase Order Advance” is defined in Section 2.1.1(a)(iii) of this Agreement.

“Purchase Order and Inventory Tracking Report” is that certain report in the form attached hereto as Exhibit F.

“Purchase Order Conversion” is defined in Section 2.1.1(j).

“Purchase Order Sublimit” is a Purchase Order Advance or Purchase Order Advances in an amount equal to Three Million Dollars ($3,000,000).

“Sublimit Uncapped Eligible” means at such times that Borrower’s Liquidity Ratio is equal to or greater than 2.50:1.00 (the “Sublimit Uncapped Threshold”) for the immediately preceding two (2) Reconciliation Periods, provided, however, that Borrower shall not be Sublimit Uncapped Eligible during the continuance of an Event of Default.  At any time that its Liquidity Ratio is less than the Sublimit Uncapped Threshold, Borrower will not be Sublimit Uncapped Eligible until such time as Bank confirms that (a) Borrower’s Liquidity Ratio is equal to or greater than the Sublimit Uncapped Threshold as of such date and (b) Borrower’s Liquidity Ratio was equal to or greater than the Sublimit Uncapped Threshold at all times during the immediately preceding two (2) Reconciliation Periods.

“Third Amendment Effective Date” is July 28, 2014.

“Unhedged Eligible Foreign Accounts” means Eligible Foreign Accounts with regard to which the applicable invoice is denominated in unhedged foreign currencies.

(d)                The defined terms “Aggregate Eligible Receivables”, “Eligible 91-120 Day Aged Accounts”, “FX Business Day”, “Inventory Availability Amount”, “Minimum Finance Charge”, and “Streamline Period” forth in Section 13.1 of the Loan Agreement and all references thereto in the Loan Agreement are hereby deleted in their entirety.

2.18            Compliance Certificate.  From and after the date hereof, Exhibit B of the Loan Agreement is replaced in its entirety with Exhibit B attached hereto and all references in the Loan Agreement to the Compliance Certificate shall be deemed to refer to Exhibit B attached hereto.

2.19            Borrowing Base Certificate.  From and after the date hereof, Exhibit D of the Loan Agreement is replaced in its entirety with Exhibit D attached hereto and all references in the Loan Agreement to the Borrowing Base shall be deemed to refer to Exhibit D attached hereto.

2.20            Joinder Agreement.  From and after the date hereof, Exhibit E (Form of Joinder Agreement) is hereby added to the Loan Agreement in its entirety in the form attached hereto as Exhibit E.  From and after the date hereof, all references in the Loan Agreement to the Joinder Agreement shall mean the Joinder Agreement in the form attached hereto as Exhibit E.

2.21            Purchase Order and Inventory Tracking Report.  From and after the date hereof, Exhibit F (Form of Purchase Order and Inventory Tracking Report) is hereby added to the Loan Agreement in its entirety in the form attached hereto as Exhibit F.  From and after the date hereof, all references in the Loan Agreement to the Purchase Order and Inventory Tracking Report shall mean the Purchase Order and Inventory Tracking Report in the form attached hereto as Exhibit F.

3.            Post Closing Conditions.  To secure the payment and performance of the Obligations under the Loan Agreement and in consideration of the Bank entering into this Agreement, within thirty (30) days after the date hereof, Bank shall have received, in form and substance satisfactory to Bank: (a) the duly executed Additional Borrower Joinder Supplement, by Borrower and the Active Power Germany and each of the conditions precedent set forth therein and (b) the duly executed German Security Documents by each party thereto.  For the avoidance of doubt, Borrower’s failure to satisfy this Section 3 is not a default or an Event of Default under the Loan Agreement.

4.            German Borrower Release.  Borrower may in its good faith business judgment request that Bank release Active Power Germany as a “Borrower” under the Loan Agreement upon at least fifteen (15) days prior written notice and subject in all respects to Bank’s internal credit approval, provided that an Event of Default has not occurred and is not continuing and would not exist immediately after such release, Bank may, but shall not be required to, in the sole and absolute discretion of the Bank, provide such release.

5.            Limitation of Amendments.

5.1               The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

5.2               This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

6.            Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

6.1               Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

6.2               Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

6.3               The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

6.4               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

6.5               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

6.6               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

6.7               This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

7.            Integration.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

8.            Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9.            Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Bank’s receipt of the reaffirmation of Guaranty attached hereto as Schedule 1, duly executed and delivered by Guarantor, and (c) Borrower’s payment of the Initial Facility Fee.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER

ACTIVE POWER, INC.

By:  /s/ James Powers
Name:  James Powers
Title:  CFO

BANK

SILICON VALLEY BANK

By:  /s/ Priya Iyer
Name:  Priya Iyer
Title:  Vice President

Schedule 5.9

Borrower is subject to potential income tax and other taxes in the United States and in foreign jurisdictions.  Borrower’s tax liabilities are affected by the amount of income we have in various jurisdictions and the amounts Borrower charges in intercompany transactions for products, services, funding and other items.  Borrower is subject to periodic tax audits in the United States and in other various jurisdictions.  Tax authorities may disagree with Borrower’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes.

Active Power (Germany) GmbH, is currently subject to an ongoing examination.  Borrower assesses the likelihood of an adverse outcome resulting from this examination to determine the need for and adequacy of a provision for income taxes.  However, the outcome from this examination could have an adverse effect on Borrower’s provision for income taxes and cash tax liability.

EXHIBIT B

SPECIALTY FINANCE DIVISION
Compliance Certificate

I, an authorized officer of ACTIVE POWER, INC. (“Borrower”) certify under the Second Amended and Restated Loan and Security Agreement (as amended, the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows for the period ending _____________________________ (all capitalized terms used herein shall have the meaning set forth in this Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account or an Eligible Purchase Order;

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations to receive such payment as of the Invoice Transmittal date;

Each Financed Receivable is based on an actual Purchase Order or sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower that have been disclosed to Bank in writing;
Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.  The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens.  All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change.  None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with laws.  Borrower and each Subsidiary has timely filed all required material tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP.  Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

Borrower is in compliance with the Financial Covenant(s) set forth in Section 6.7 of this Agreement.  Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited)	FYE within 150 days	Yes No
10‑Q, 10‑K and 8-K	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings	Monthly within 30 days	Yes No
Deferred Revenue Reports (if applicable)	Monthly within 30 days	Yes No
Inventory Report	Monthly within 30 days	Yes No
Purchase Order Report	Monthly within 30 days	Yes No
Annual financial projections submitted to Borrower’s board of directors	On or prior to 12/31 of each year	Yes No
Annual financial projections approved by Borrower’s board of directors	As soon as available, but no later than 60 days after the end of each calendar year	Yes No
Borrowing Base Certificate	Monthly within 30 days when Borrowing Base Eligible	Yes No
Purchase Order and Inventory Tracking Report	Monthly within 30 days when Borrowing Base Eligible	Yes No

Financial Covenant	Required	Actual	Complies
Maintain at all times:
Liquidity Ratio	1.25:1.00	____:1.00	Yes No

Borrowing Base Eligible

Liquidity Ratio	Borrowing Base Eligible
Liquidity Ratio ≥ 1.75:1.00	Yes
Liquidity Ratio < 1.75:1.00	No

Sublimit Uncapped Eligible

Liquidity Ratio	Sublimit Uncapped Eligible
Liquidity Ratio ≥ 2.50:1.00	Yes
Liquidity Ratio < 2.50:1.00	No

All other representations and warranties in this Agreement are true and correct in all material respects on this date, and Borrower represents that there is no existing Event of Default.

Sincerely,

ACTIVE POWER, INC.

Signature

Title

Date

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:       ____________________

I.	Liquidity (Section 6.7)

Required:  Liquidity Ratio of at least 1:25 to 1:00

Actual:

A.	Unrestricted cash and cash equivalents, in each case, on which Bank has a perfected security interest as follows:
	1. Active Power, Inc (US)	$_______
	2. Active Power (Germany) GmbH	$_______
	3. Active Power Solutions Limited (UK)	$_______
	4. The sum of lines 1 through 3	$_______
B.	Aggregate Amount of domestic Eligible Accounts	$______
C.	Aggregate Amount of Eligible Foreign Accounts	$______
D.	Outstanding Obligations (other than Bank Services which are cash secured to Bank’s reasonable satisfaction)	$______
E.	Liquidity Ratio ((line A.4, plus Line B, plus C) divided by line D)	_______

Is line E at least equal to the required ratio?

______ No, not in compliance                                                                                                                              ______ Yes, in compliance

EXHIBIT D

Borrowing Base Certificate

(See attached)

BORROWING BASE CERTIFICATE

Borrower: Active Power Inc.
Lender: Silicon Valley Bank
Streamline Commitment Amount: $12,500,000

US ACCOUNTS RECEIVABLE
1.	US Accounts Receivable (invoiced) Book Value as of __ 4/30/14__________	$
2.	Additions (please explain on reverse side)	$
3.	TOTAL US ACCOUNTS RECEIVABLE	$

US ACCOUNT RECEIVABLE DEDUCTIONS (without duplication)
4.	90 Days Past Invoice Date	$
5.	Balance of 50% over 90 Day Accounts	$
6.	Foreign Account Debtor Accounts (not invoiced or collected in the US or UK)	$
7.	Contra/Customer Deposit Accounts	$
8.	Intercompany/Employee Accounts	$
9.	Credit Balances over 90 Days	$
10.	Concentration Limits in excess of 35% (unless approved in writing)	$
11.	U.S. Governmental Accounts w/out an Assignment of Claims	$
12.	Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$
13.	Accounts for Retainage Billings	$
14.	Trust Accounts	$
15.	Bill and Hold Accounts	$
16.	Unbilled Accounts	$
17.	Non-Trade Accounts	$
18.	Accounts with Extended Term Invoices	$
19.	Accounts Subject to Charge backs	$
20.	Disputed Accounts	$
21.	Other (deferred revenue open balance)	$
22.	TOTAL ACCOUNT RECEIVABLE DEDUCTIONS	$
23.	Eligible US Accounts (#3 minus #22)	$
24.	ELIGIBLE AMOUNT OF US ACCOUNTS (80% of #23)	$

US ACCOUNTS RECEIVABLE BALANCES
25.	Maximum Loan Amount	$
26.	Total US AR Funds Available (Lesser of #24 or #25)	$
27.	Present balance owing on US AR Line of Credit	$
28.	US AR RESERVE POSITION (#26 minus #27)	$

[Continue on following page.]

UK ACCOUNTS RECEIVABLE
29.	UK Accounts Receivable (invoiced) Book Value	$
30.	Additions (please explain on reverse side)	$
31.	TOTAL UK ACCOUNTS RECEIVABLE	$

UK ACCOUNT RECEIVABLE DEDUCTIONS (without duplication)
32.	90 Days Past Invoice Date	$
33.	Balance of 50% over 90 Day Accounts	$
34.	Foreign Account Debtor Accounts (not invoiced or collected in the US or UK)	$
35.	Contra/Customer Deposit Accounts	$
36.	Intercompany/Employee Accounts	$
37.	Credit Balances over 90 Days	$
38.	Concentration Limits in excess of 35% (unless approved in writing)	$
39.	U.S. Governmental Accounts w/out an Assignment of Claims	$
40.	Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$
41.	Accounts for Retainage Billings	$
42.	Trust Accounts	$
43.	Bill and Hold Accounts	$
44.	Unbilled Accounts	$
45.	Non-Trade Accounts	$
46.	Accounts with Extended Term Invoices	$
47.	Accounts Subject to Charge backs	$
48.	Disputed Accounts	$
49.	Other (please explain on reverse)	$
50.	TOTAL UK ACCOUNT RECEIVABLE DEDUCTIONS	$
51.	Eligible UK Accounts (#31 minus #50)	$
52.	ELIGIBLE AMOUNT OF UK ACCOUNTS (80% of #51)	$

UK ACCOUNTS RECEIVABLE BALANCES
53.	Maximum UK Sublimit Amount	$
54.	Total UK AR Funds Available (Lesser of #52 or #53)	$
55.	Present balance owing on UK AR Sublimit	$
56.	UK AR RESERVE POSITION (#54 minus #55)	$

[Continue on following page.]

INVENTORY
57.	Inventory Book Value	$
58.	Additions (please explain on reverse side)	$
59.	TOTAL INVENTORY	$

INVENTORY DEDUCTIONS (without duplication)
60.	Finished Flywheels	$
61.	Demo Equipment	$
62.	Used Items	$
63.	Defective Items	$
64.	Off-site	$
65.	Packing Materials	$
66.	Slow moving Items	$
67.	Reserved Inventory	$
68.	Obsolete	$
69.	Inventory relating to a financed Purchase Order	$
70.	Other	$
71.	TOTAL INVENTORY DEDUCTIONS	$
72.	Eligible Inventory (#59 minus #71)	$
73.	ELIGIBLE AMOUNT OF INVENTORY (50% of #72)	$

INVENTORY BALANCES
74.	Maximum Inventory Sublimit Amount	$
75.	Total Inventory Funds Available (Lesser of #73 or #74)	$
76.	Present balance owing on Inventory Sublimit	$
77.	INVENTORY RESERVE POSITION (#75 minus #76)*	$

DOMESTIC AR AGED 91-120 DAYS PAST INVOICE DATE BALANCES
78.	Maximum Sublimit Amount	$
79.	Eligible Domestic Invoice 91-120 days	$
80.	Total Funds Available (Lesser of #78 or #79)	$
81.	Present balance owing on Sublimit	$
82.	RESERVE POSITION (#80 minus #81)*	$

83.	Total balance owing on Line of credit	$
(#27 plus #55 plus #76 plus #81)

*Combined Inventory and Aged AR Advances are not to exceed more than 50% of total outstanding
84.	COMBINED INVENTORY AND AGED AR RESERVE POSITION	$
(#77 plus #82 must be less than 50% of #83)

TOTAL RESERVE POSITION
85.	US AR Reserve Position (#28)	$
86.	UK AR Reserve Position (56)	$
87.	Combined Inventory and Aged AR Reserve Position (#84)	$
88.	Less outstanding Letters of Credit and Cash Management Products not cash secured	$
89.	Total Reserve Position ((#85 plus #86 plus #87) minus #88)	$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement Between the undersigned and Silicon Valley Bank.

BANK USE ONLY
Received by:

AUTHORIZED SIGNER

By:		Date:

	Authorized signer	Verified:

AUTHORIZED SIGNER

Date:		Date:

Compliance Status: Yes No

Exhibit E

Form of Additional Borrower Joinder Supplement

(See attached)

ADDITIONAL BORROWER JOINDER SUPPLEMENT

THIS ADDITIONAL BORROWER JOINDER SUPPLEMENT (this “Agreement”) is made this 28th day of July 2014, by and among ACTIVE POWER, INC., a Delaware corporation (“the “Original Borrower”), ACTIVE POWER (GERMANY) GMBH, a corporation organized under the laws of the Federal Republic of Germany (the “Additional Borrower” and together with Original Borrower, each a “Borrower” and collectively, the “Borrowers”), and SILICON VALLEY BANK, a California corporation (the “Bank”).

Recitals

A.            Bank and the Original Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of August 5, 2010 (as the same may be amended, modified, supplemented or restated, the “Loan Agreement”).  Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Loan Agreement.

B.            Bank has extended credit to the Original Borrower for the purposes permitted in the Loan Agreement.

C.            The Original Borrower has requested that Bank amend the Loan Agreement to add the Additional Borrower as a co-borrower under the Loan Agreement.

D.           Additional Borrower agrees to become a “Borrower” under the Loan Documents in accordance with the terms and conditions contained herein.

NOW, THEREFORE, for value received the undersigned agree as follows:

1.            (a)                  The Additional Borrower and the Original Borrower hereby acknowledge, confirm and agree that on and as of the date of this Agreement the Additional Borrower has become a “Borrower” (as that term is defined in the Loan Agreement), and, along with the Original Borrower, is included in the definition of “Borrower” under the Loan Agreement and the other Loan Documents for all purposes thereof, and as such shall be jointly and severally liable, as provided in the Loan Documents, for all Obligations thereunder (whether incurred or arising prior to, on, or subsequent to the date hereof) and otherwise bound by all of the terms, provisions and conditions thereof.

(b)           Without in any way implying any limitation on any of the provisions of this Agreement, the Loan Agreement, or any of the other Loan Documents, the Additional Borrower hereby assigns, pledges and grants to the Bank as security for the Obligations, and agrees that the Bank shall have a perfected and continuing security interest in, and Lien on, all of Additional Borrower’s Collateral, whether now owned or existing or hereafter acquired or arising.  The Additional Borrower further agrees that the Bank shall have in respect thereof all of the rights and remedies of a secured party under the Code as well as those provided in this Agreement, under each of the other Loan Documents and under applicable laws.

(c)            Without in any way implying any limitation on any of the provisions of this Agreement, the Additional Borrower agrees to execute such financing statements, instruments, and other documents as the Bank may require.

(d)          Without in any way implying any limitation on any of the provisions of this Agreement, the Additional Borrower hereby represents and warrants that all of the representations and warranties contained in the Loan Documents are true and correct on and as of the date hereof as if made on and as of such date, both before and after giving effect to this Agreement, and that no Event of Default has occurred and is continuing or exists or would occur or exist after giving effect to this Agreement.

2.             Each Person included in the term “Borrower” hereby covenants and agrees with the Bank as follows:

(a)            The Obligations include all present and future indebtedness, duties, obligations, and liabilities, whether now existing or contemplated or hereafter arising, of any one or more of the Additional Borrower or the Original Borrower.

(b)            Reference in this Agreement to the Loan Agreement and the other Loan Documents to the “Borrower” or otherwise with respect to any one or more of the Persons now or hereafter included in the definition of “Borrower” shall mean each and every such Borrower, jointly and severally, unless the context requires otherwise (by way of example, and not limitation, if only one such Borrower is the owner of the real property which is the subject of a mortgage or if only one such Borrower files reports with the Securities and Exchange Commission).

(c)            Each Borrower, in the discretion of its respective management, is to agree among themselves as to the allocation of the benefits of the proceeds of the Credit Extensions, provided, however, that each such Borrower be deemed to have represented and warranted to the Bank at the time of allocation that each benefit and use of proceeds is permitted under the terms of the Loan Agreement and Loan Documents.

(d)            For administrative convenience, each Borrower hereby irrevocably appoints Original Borrower as each Borrower’s attorney-in-fact, with power of substitution (with the prior written consent of the Bank in the exercise of its sole and absolute discretion), in the name of Original Borrower or in the name of such Borrower or otherwise to take any and all actions with respect to the this Agreement, the other Loan Documents, the Obligations and/or the Collateral (including, without limitation, the proceeds thereof) as Original Borrower may so elect from time to time, including, without limitation, actions to (i) request Credit Extensions, and direct the Bank to disburse or credit the proceeds of any Credit Extensions directly to an account of the applicable Borrower, any one or more of such Persons or otherwise, which direction shall evidence the making of such Credit Extension and shall constitute the acknowledgement by each such Person of the receipt of the proceeds of such Credit Extension, (ii) enter into, execute, deliver, amend, modify, restate, substitute, extend and/or renew this Agreement or the Loan Agreement, any additional borrower joinder supplement, any other Loan Documents, security agreements, mortgages, deposit account agreements, instruments, certificates, waivers, letter of credit applications, releases, documents and agreements from time to time, and (iii) endorse any check or other item of payment in the name of such Borrower or in the name of Original Borrower.  The foregoing appointment is coupled with an interest, cannot be revoked without the prior written consent of the Bank, and may be exercised from time to time through Original Borrower’s duly authorized officer, officers or other Person or Persons designated by Original Borrower to act from time to time on behalf of Original Borrower.

(e)            Each Person included in the term “Borrower” hereby irrevocably authorizes the Bank to make Credit Extensions to any one or more of such Persons, pursuant to the provisions of this Agreement upon the written, oral or telephone request of any one or more of the Persons who is from time to time authorized to do so under the provisions of the most recent certificate of corporate resolutions and/or incumbency of the Person included in the term “Borrower” on file with the Bank.

3.            Without implying any limitation on the joint and several nature of the Obligations, the Bank agrees that, notwithstanding any other provision of this Agreement, each Borrower, in its reasonable discretion, may create inter-company indebtedness between or among the Borrowers with respect to the allocation of the benefits and proceeds of the Credit Extensions under this Agreement.  The Borrowers agree among themselves, and the Bank consents to that agreement, that each Borrower shall have rights of contribution from all of the other Borrowers to the extent such Borrower incurs Obligations in excess of the proceeds of the Credit Extensions received by, or allocated to purposes for the direct benefit of, such Borrower.  All such indebtedness and rights shall be, and are hereby agreed by the Borrowers to be, subordinate in priority and payment to the indefeasible repayment in full in cash of the Obligations, and, unless the Bank agrees in writing otherwise, shall not be exercised or repaid in whole or in part until all of the Obligations have been indefeasibly paid in full in cash.  The Borrowers agree that all of such inter-company indebtedness and rights of contribution are part of the Collateral and secure the Obligations.  Each Borrower hereby waives all rights of counterclaim, recoupment and offset between or among themselves arising on account of that indebtedness and otherwise.  Notwithstanding anything contained in this Agreement to the contrary, the amount covered by each Borrower under the Obligations shall be limited to an aggregate amount (after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Borrower in respect of the Obligations) which, together with other amounts owing by such Borrowers to the Bank under the Obligations, is equal to the largest amount that would not be subject to avoidance under any Insolvency Proceeding or any applicable provisions of any applicable, comparable state or other laws.  As used in this Agreement, “Insolvency Proceeding” shall mean proceedings by or against any Borrower under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

4.            (a)            Each Borrower hereby represents and warrants to the Bank that each of them will derive benefits, directly and indirectly, from each Credit Extension, both in their separate capacity and as a member of the integrated group to which each such Borrower belongs and because the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole, because (i) the terms of the consolidated financing provided under this Agreement are more favorable than would otherwise would be obtainable by such Borrower individually, and (ii) the additional administrative and other costs and reduced flexibility associated with individual financing arrangements which would otherwise be required if obtainable would substantially reduce the value to such Borrower of the financing.

(b)            Each Borrower hereby represents and warrants that all of the representations and warranties contained in the Loan Documents are true and correct on and as of the date hereof as if made on and as of such date, both before and after giving effect to this Agreement, and that no Event of Default has occurred and is continuing or exists or would occur or exist after giving effect to this Agreement.

5.            (a)            Each Borrower hereby unconditionally and irrevocably, guarantees to the Bank:

(i)             the due and punctual payment in full (and not merely the collectibility) by any other Borrower of the Obligations, including unpaid and accrued interest thereon, in each case when due and payable, all according to the terms of this Agreement and the other Loan Documents;

(ii)            the due and punctual payment in full (and not merely the collectibility) by any other Borrower of all other sums and charges which may at any time be due and payable in accordance with this Agreement or any of the other Loan Documents;

(iii)          the due and punctual performance by any other Borrower of all of the other terms, covenants and conditions contained in the Loan Documents; and

(iv)          all the other Obligations of the other Borrowers.

(b)                The obligations and liabilities of each Borrower as a guarantor under this paragraph 5 shall be absolute and unconditional and joint and several, irrespective of the genuineness, validity, priority, regularity or enforceability of this Agreement or any of the Loan Documents or any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor.  Each Borrower in its capacity as a guarantor expressly agrees that the Bank may, in its sole and absolute discretion, without notice to or further assent of such Borrower and without in any way releasing, affecting or in any way impairing the joint and several obligations and liabilities of such Borrower as a guarantor hereunder:

(i)             waive compliance with, or any defaults under, or grant any other indulgences under or with respect to any of the Loan Documents;

(ii)           modify, amend, change or terminate any provisions of any of the Loan Documents (provided Bank obtains the consent of the other parties to any such Loan Document if such consent is required by the terms of the applicable Loan Documents);

(iii)          grant extensions or renewals of or with respect to the Credit Extensions or any of the Loan Documents;

(iv)          effect any release, subordination, compromise or settlement in connection with this Agreement or any of the other Loan Documents;

(v)           agree to the substitution, exchange, release or other disposition of the Collateral or any part thereof, or any other collateral for the Credit Extensions or to the subordination of any lien or security interest therein;

(vi)           make any Credit Extension for the purpose of performing any term, provision or covenant contained in this Agreement or any of the other Loan Documents with respect to which the Borrowers shall then be in default;

(vii)         make future Credit Extensions pursuant to the Loan Agreement or any of the other Loan Documents;

(viii)        assign, pledge, hypothecate or otherwise transfer the Obligations, any of the other Loan Documents or any interest therein, all as and to the extent permitted by the provisions of this Agreement;

(ix)           deal in all respects with any other Borrower as if this paragraph 5 were not in effect;

(x)            effect any release, compromise or settlement with any of the other Borrowers, whether in its capacity as a Borrower or as a guarantor under this paragraph 5 or any other guarantor; and

(xi)            provide debtor-in-possession financing or allow use of cash collateral in proceedings under any Insolvency Proceeding, it being expressly agreed by all Borrowers that any such financing and/or use would be part of the Obligations.

(c)                The obligations and liabilities of each Borrower, as guarantor under this paragraph 5 shall be primary, direct and immediate, shall not be subject to any counterclaim, recoupment, set off, reduction or defense based upon any claim that such Borrower may have against any other Borrower and/or any other guarantor and shall not be conditional or contingent upon pursuit or enforcement by the Bank of any remedies it may have against any Borrower with respect to this Agreement, or any of the other Loan Documents, whether pursuant to the terms thereof or by operation of law.  Without limiting the generality of the foregoing, the Bank shall not be required to make any demand upon any Borrower, or to sell the Collateral or otherwise pursue, enforce or exhaust its or their remedies against any Borrower or the Collateral either before, concurrently with or after pursuing or enforcing its rights and remedies hereunder.  Any one or more successive or concurrent actions or proceedings may be brought against each Borrower under this paragraph 5, either in the same action, if any, brought against any Borrower or in separate actions or proceedings, as often as the Bank may deem expedient or advisable.  Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of any of the liabilities or obligations of any Borrower, any other guarantor or any obligor under any of the Loan Documents, arising out of, or by virtue of, any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state law initiated by or against any Borrower, in their respective capacities as Borrowers and guarantors under this paragraph 5, or under any of the Loan Documents shall not modify, limit, lessen, reduce, impair, discharge, or otherwise affect the liability of each Borrower under this paragraph 5 in any manner whatsoever, and this paragraph 5 shall remain and continue in full force and effect.  It is the intent and purpose of this paragraph 5 that each Borrower shall and does hereby waive all rights and benefits which might accrue to any other guarantor by reason of any such proceeding, and the Borrowers agree that they shall be liable for the full amount of the obligations and liabilities under this paragraph 5 regardless of, and irrespective to, any modification, limitation or discharge of the liability of any Borrower, any other guarantor or any obligor under any of the Loan Documents, that may result from any such proceedings.

(d)               Each Borrower, as guarantor under this paragraph 5, hereby unconditionally, jointly and severally, irrevocably and expressly waives:

(i)              presentment and demand for payment of the Obligations and protest of non-payment;

(ii)            notice of acceptance of this paragraph 5 and of presentment, demand and protest thereof;

(iii)            notice of any default hereunder or under or any of the Loan Documents and notice of all indulgences;

(iv)            notice of any increase in the amount of any portion of or all of the indebtedness guaranteed by this paragraph 5;

(v)            demand for observance, performance or enforcement of any of the terms or provisions of this paragraph 5 or any of the other Loan Documents;

(vi)           all errors and omissions in connection with the Bank’s administration of all indebtedness guaranteed by this paragraph 5;

(vii)          any right or claim of right to cause a marshalling of the assets of any Borrower;

(viii)        any act or omission of the Bank which changes the scope of the risk as guarantor hereunder; and

(ix)            all other notices and demands otherwise required by law which such Borrower may lawfully waive.

(e)            Within ten (10) days following any request of the Bank so to do, each Borrower will furnish the Bank and such other Persons as the Bank may direct with a written certificate, duly acknowledged stating in detail whether or not any credits, offsets or defenses exist with respect to this paragraph 5.

6.            This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to principles of choice of law.

7.            This Agreement shall be deemed effective upon (a) the due execution and delivery to Bank of this Agreement by each party hereto, (b) Bank’s receipt of the original signatures to the completed director’s certificate duly executed by the Additional Borrower, (c) Bank’s receipt of the original signatures to the German Security Documents of even date herewith duly executed by the Additional Borrower, (d) evidence satisfactory to Bank that the insurance policies required by Section 6.4 of the Loan Agreement are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank, and (e) Bank’s filing of a UCC Financing Statement with the Recorder of Deeds of the District of Columbia to reflect a Lien on all of Additional Borrower’s assets.

[Signatures Appear on Following Page]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

ORIGINAL BORROWER:

ACTIVE POWER, INC.

By:
Name:
Title:

ADDITIONAL BORROWER:

ACTIVE POWER (GERMANY) GMBH

By:
Name:
Title:

BANK:

SILICON VALLEY BANK

By:
Name:
Title:

EXHIBIT F

Purchase Order and Inventory Tracking Report

Open Purchase Orders
PO Number	Customer	Amount	PO Date	Due Date	Advance Rate	Net

Raw Materials
PO Number	Customer	Amount WIP	PO Date	Due Date	Advance Rate	Net

Finished Goods
PO Number	Customer	Amount FG	PO Date	Due Date	Advance Rate	Net

Schedule 1

Reaffirmation of Guaranty

(See attached)

Active Power Solutions Limited
Unit 7.1
Lauriston Business Park
Pitchill
Evesham
WR11 8SN

Silicon Valley Bank (“Bank”)
3003 Tasman Drive
Santa Clara, California  95054
United States of America
July 28, 2014

Dear Sirs

Funding provided by Silicon Valley Bank pursuant to that certain Second Amended and Restated Loan and Security Agreement (the “Agreement”) dated August 5, 2010 and made between (1) Active Power, Inc. as Borrower and (2) Silicon Valley Bank as Bank.

We refer to the provisions of the Agreement as amended by that certain Third Amendment to Second Amended and Restated Loan and Security Agreement dated of even date herewith (the “Third Amendment”) between Borrower and Bank.

We expressly confirm that the guarantee and debenture dated 5 August 2010 (“Guarantee and Debenture”) granted by us in favour of the Bank shall continue in full force and effect without novation to guarantee and secure all obligations of the Borrower under the Agreement (as amended from time to time) and shall continue to act as a guarantee and security for all of the Secured Obligations as defined in the Guarantee and Debenture including without limitation pursuant to the Third Amendment.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by _______________ for	)
and on behalf of ACTIVE POWER	)
SOLUTIONS LIMITED:	)	Signature

Witness signature

Witness name
(block capitals)

Witness address